UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 16, 2014, Cryoport, Inc. (the “Registrant”) entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Investors”) for aggregate gross proceeds of $303,600 (approximately $264,132 after estimated cash offering expenses) pursuant to certain Subscription Agreements and Elections to Convert between the Registrant and the Investors (collectively, the “Subscription Agreements”). The Registrant intends to use the net proceeds for working capital purposes.

Pursuant to the Subscription Agreements, the Registrant issued shares of Class A Convertible Preferred Stock and warrants to purchase common stock of the Registrant (“Common Stock”). The shares and warrants were issued as a unit (a “Unit”) consisting of (i) one share of Class A Convertible Preferred Stock of the Registrant (“Preferred Stock”) and (ii) one warrant to purchase eight (8) shares of Common Stock at an exercise price of $0.50 per share, which shall be immediately exercisable and may be exercised at any time on or before March 31, 2019. A total of 26,300 Units were issued in exchange for gross proceeds of $303,600, or $12.00 per Unit.

 In addition, the Registrant previously entered into Subscription Agreements with other Investors on June 30, 2014 for aggregate proceeds of $51,000 (approximately $44,370 after estimated cash offering expenses) pursuant to certain Subscription Agreements, which resulted in the issuance of 4,250 Units.

Emergent Financial Group, Inc. served as the Registrant’s placement agent in this transaction and received, a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from such Investors, in addition to the reimbursement of legal expenses of up to $40,000. Emergent Financial Group, Inc. will also be issued a warrant to purchase three shares of Common Stock at an exercise price of $0.50 per share for each Unit issued in this transaction. The Registrant and Emergent Financial Group, Inc. have agreed that the offering of Units to new Investors will be extended through August 15, 2014.

The foregoing summary of the terms and conditions of the Subscription Agreements and the warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each of the aforementioned documents, which have been filed as exhibits 10.34 and 10.35 to the Registrant’s Form 10-K filing for the fiscal year ended March 31, 2014 filed on June 25, 2014.

Indemnification Agreements

Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes (“NRS”), our articles of incorporation and our bylaws but these are not exclusive and contemplate that agreements be entered into between the Registrant and our executive officers and directors with respect to indemnification.

Effective on July 18, 2014 the Registrant entered into indemnification agreements with its directors and executive officers (a total of 6 persons). The indemnity provided is in addition to that provided by the NRS or any successor statutes, provided that the Indemnitee (as defined therein) (i) acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, (ii) is not liable pursuant to NRS 78.138, and (iii) with respect to any criminal Proceeding (as defined therein), had no reasonable cause to believe the Indemnitee’s conduct was unlawful. The description of our indemnification agreements set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Indemnification Agreement filed as Exhibit 10.1 hereto.

 Item 3.02 Recent Sale of Unregistered Securities.

The sale and issuance of the Units was completed in accordance with the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description

10.1	Form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: July 18, 2014	By:	/s/ Robert Stefanovich
Robert Stefanovich
Chief Financial Officer